As filed with the United States Securities and Exchange Commission on August 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HARMONY BIOSCIENCES HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-2279923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

630 W. Germantown Pike, Suite 215

Plymouth Meeting, Pennsylvania 19462

Telephone: (484) 539-9800

(Address, including zip code, of principal executive offices)

2020 INCENTIVE AWARD PLAN

2020 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

John Jacobs

President and Chief Executive Officer

630 W. Germantown Pike, Suite 215

Plymouth Meeting, Pennsylvania 19462

(484) 539-9800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christopher D. Lueking, Esq.

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone: (312) 876-7700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share 2020 Incentive Award Plan	6,298,054 (2)	$24.00 (5)	$151,153,296.00	$19,619.70
2020 Employee Stock Purchase Plan	629,805 (3)	$24.00 (5)	$15,115,320.00	$1,961.97
Amended and Restated 2017 Equity Incentive Plan	2,455,743 (4)	$8.29 (6)	$20,358,109.47	$2,642.48
Total	9,383,602	—	$186,626,725.47	$24,224.15

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Harmony Biosciences Holdings, Inc. (the “Company”) that become issuable under the Harmony Biosciences Holdings, Inc. 2020 Incentive Award Plan (the “2020 Incentive Award Plan”), the 2020 Employee Stock Purchase Plan (the “2020 Employee Stock Purchase Plan”), and the Harmony Biosciences Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”), which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents 6,298,054 shares of Common Stock reserved for issuance under the 2020 Incentive Award Plan. To the extent outstanding awards under the 2017 Equity Incentive Plan expire, lapse or are terminated, exchanged for or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, the shares of Common Stock subject to such awards will be available for future issuance under the 2020 Incentive Award Plan.

(3)	Represents 629,805 shares of Common Stock reserved for issuance under the 2020 Employee Stock Purchase Plan.
(4)	Represents 2,455,743 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and stock appreciation rights under the 2017 Equity Incentive Plan.
(5)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan is based upon the initial public offering price of a share of Common Stock ($24.00 per share).

(6)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted-average exercise price of previously granted stock options and stock appreciation rights that remain outstanding under the 2017 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Harmony Biosciences Holdings, Inc., unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s prospectus filed with the Commission on August 19, 2020, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-240122); and

(b) the description of the Company’s Common Stock contained in the prospectus included in the Company’s registration statement on Form 8-A , filed with the Commission on August 14, 2020 (File No. 333-240122), together with any amendment or report thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation of the Registrant.

4.2*	Amended and Restated Bylaws of the Registrant.

4.3	Form of common stock certificate of the Registrant.	S-1	333-240122	4.1	August 6, 2020

5.1*	Opinion of Latham & Watkins LLP.

10.1*	Form of Option Agreement under Harmony Biosciences Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan

10.2*	Harmony Biosciences Holdings, Inc. 2020 Incentive Award Plan

10.3*	Form of Option Agreement under Harmony Biosciences Holdings, Inc. 2020 Incentive Award Plan.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Harmony Biosciences Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan.	S-1	333-240122	10.3	August 11, 2020

99.2	Form of Restricted Stock Unit Agreement under Harmony Biosciences Holdings, Inc. 2020 Incentive Award Plan.	S-1	333-240122	10.6	August 11, 2020

99.3	Harmony Biosciences Holdings, Inc. 2020 Employee Stock Purchase Plan.	S-1	333-240122	10.7	August 11, 2020

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on the 21st day of August, 2020.

HARMONY BIOSCIENCES HOLDINGS, INC.

By:	/s/ John C. Jacobs
John C. Jacobs
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John C. Jacobs and Susan L. Drexler, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Jacobs	President, Chief Executive Officer and	August 21, 2020
John C. Jacobs	Director (Principal Executive Officer)

/s/ Susan L. Drexler Susan L. Drexler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2020

/s/ Jeffrey S. Aronin	Chairman of the Board	August 21, 2020
Jeffrey S. Aronin

/s/ Antonio Gracias	Director	August 21, 2020
Antonio Gracias

/s/ Jack Bech Nielsen	Director	August 21, 2020
Jack Bech Nielsen

/s/ Juan A. Sabater	Director	August 21, 2020
Juan A. Sabater

/s/ Gary Sender	Director	August 21, 2020
Gary Sender

/s/ Dr. Andreas Wicki	Director	August 21, 2020
Dr. Andreas Wicki